Exhibit 99.1

CCC Information Services Group Inc. Reports EPS of $0.31 for the First Quarter

CHICAGO, April 21, 2005 - CCC Information Services Group Inc. (Nasdaq: CCCG) today reported net income of $0.31 per diluted share for the first quarter ending March 31, 2005, compared to net income of $0.22 per diluted share for the same quarter in 2004.

Revenue for the first quarter was $49.7 million, compared to $49.6 million for the same quarter in 2004. Operating income was $11.2 million for the quarter, including $0.7 million for non-cash stock compensation expense, compared to operating income of $10.0 million for the first quarter in 2004. The company did not incur non-cash stock compensation expense during the first quarter of 2004. Operating margin was 22.4 percent, compared to 20.2 percent for the same quarter in 2004. Net income of $5.4 million compares to $6.2 million for the same quarter in 2004. Net income and earnings per share for 2005 reflect the impact of the company’s September 2004 self-tender transaction.

“We’re on track for 2005,” said Githesh Ramamurthy, Chairman and Chief Executive Officer. “Our new customer implementations are going as planned, the base business is solid and we continue to realize the cost savings we promised last year. We expect to see revenue start to ramp late in the second quarter continuing through the balance of the year.”

First Quarter Revenue and Expense Highlights

The product portfolio revenues for the first quarter, including a comparison to the same quarter in 2004, are as follows:

($ in 000’s)
Portfolio	Q1 2005	Q1 2004	% Change vs. Prior Year
CCC Pathways	$31,486	$31,174	1.0%
CCC Valuescope	10,495	10,139	3.5%
Workflow	6,654	6,258	6.3%
Information Services Products	517	502	3.0%
Other	568	1,530	(62.9)%
Total	$49,721	$49,603	0.2%

Key drivers for revenue performance for the first quarter, compared to the same quarter in 2004, were as follows:

•
The CCC Pathways® portfolio was up slightly year over year due to CCC Pathways unit growth and sales of Recycled Parts Service to insurance companies. Toward the end of the second quarter the company expects to begin seeing the favorable impact of several new customers that have been in the process of converting to CCC since the beginning of the year.

•	CCC Valuescope® portfolio revenue increased primarily due to the growth from new customers that were added during 2004.
•	Workflow benefited from sales of CCC Autoverse™ to new customers and further rollouts at existing customers.
•	Other revenue was down due to the completion of the planned phase out of the CARS® service, as well as a decrease in certain project-related revenue.

Operating expenses for the first quarter, compared to the same quarter in 2004, are as follows:

($ in 000’s)
	Q1 2005	Q1 2004	% Change vs. Prior Year
Production and Customer Support	8,334	8,349	(0.2)%
Commissions, Royalties and Licenses	3,364	3,174	6.0%
Selling, General, and Administrative	17,689	17,930	(1.3)%
Depreciation and Amortization	1,978	2,103	(5.9)%
Product Development and Programming	7,196	8,037	(10.5)%
Total Operating Expenses	38,561	39,593	(2.6)%

Key operating expense highlights for the first quarter, compared to the same quarter in 2004, are as follows:

•	Commissions, royalties and licenses expenses increased due to new data license fees to support the Valuescope product.
•
Selling, general, and administrative expenses were favorable versus prior year as a result of the organization realignment that took place in mid-2004 as well as the absence of certain non-recurring expenses incurred last year, including improvements made to the main office in Chicago. Offsetting a portion of these favorable variances were costs related to Sarbanes-Oxley requirements, non-cash stock compensation expense, and our annual customer conference, which in 2004 was held during the second quarter.

•	Product development and programming expenses reflect the favorable impact from the 2004 organization realignment.

Guidance Update

The company issued the following guidance for the second quarter and full year 2005:

•
Diluted earnings per share for the second quarter is expected to be in the $0.31 to $0.33 per share range. For the full year, the company has tightened the range and now expects diluted earnings per share to be in the $1.30 to $1.35 per share range from prior guidance of $1.25 to $1.35. The company is using a diluted share base of 17.5 million shares for both the second quarter and full year. As mentioned during the year-end earnings call, the company is evaluating the impact of FAS 123R. However, based on the announcement by the SEC last week delaying the implementation of FAS 123R, the company is considering delaying its implementation until 2006.

•
Revenue growth for the second quarter is expected to be in the low single digits and for the full year revenue is expected to grow in the low-to-mid single digit range. This is unchanged from previous guidance. The company expects revenue growth to accelerate in the second half as new customer implementations are completed by the end of the second quarter.

•
Operating income for the second quarter is expected to be in the $11 to $12 million range. The guidance for full year operating income is $47 to $49 million. Both the second quarter and full year guidance includes the impact of the non-cash stock compensation expense.

The company will be hosting its first quarter earnings call to discuss results at 11:00 AM EDT. A live web cast will be made available at www.cccis.com.

About CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, and Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies and a range of industry participants. For more information about CCC Information Services, visit CCC’s Web site at www.cccis.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company’s filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the prolonged sales and implementation cycle of some of the company’s new products, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company’s obligations, the outcome of certain legal proceedings, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.

###

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues	$49,721	$49,603
Expenses:
Production and customer support	8,334	8,349
Commissions, royalties and licenses	3,364	3,174
Selling, general and administrative	17,689	17,930
Depreciation and amortization	1,978	2,103
Product development and programming	7,196	8,037
Total operating expenses	38,561	39,593

Operating income	11,160	10,010

Interest expense	(2,792)	(146)
Other income, net	134	87
Equity in income of ChoiceParts	125	109
Income before income taxes	8,627	10,060

Income tax provision	(3,208)	(3,853)

Net income	$5,419	$6,207
Per Share Data:
Income per common share:
Basic	$0.34	$0.23
Diluted	$0.31	$0.22
Weighted average shares outstanding:
Basic	16,148	26,472
Diluted	17,347	27,927

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED INTERIM BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

ASSETS	March 31, 2005	December 31, 2004
Cash and cash equivalents	$26,807	$19,958
Accounts receivable (net of allowances of $2,191 and $2,357 at March 31, 2005 and December 31, 2004, respectively)	12,806	12,721
Other current assets	8,861	7,790
Total current assets	48,474	40,469
Property and equipment (net of accumulated depreciation and amortization of $39,296 and $37,530 at March 31, 2005 and December 31, 2004, respectively)	11,885	12,151
Intangible assets (net of accumulated amortization of $1,783 and $1,569 at March 31, 2005 and December 31, 2004, respectively)	1,084	1,298
Goodwill	15,747	15,747
Deferred income taxes (net of valuation allowance of $11,599 at March 31, 2005 and December 31, 2004)	9,514	9,420
Investments	904	778
Other assets	5,513	3,770
Total assets	$93,121	$83,633

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$7,072	$7,728
Accrued expenses	17,309	19,468
Income taxes payable	3,090	97
Deferred revenues	8,059	6,886
Current portion of long-term debt	431	—
Total current liabilities	35,961	34,179
Long-term debt	169,182	169,613
Other liabilities	1,352	1,716
Total liabilities	206,495	205,508
Commitments and contingencies
Preferred stock ($1.00 par value, 100 shares authorized, issued and outstanding)	—	—
Common stock ($0.10 par value, 40,000,000 shares authorized, 16,489,087 and 16,144,124 shares outstanding at March 31, 2005 and December 31, 2004, respectively)	1,649	1,614
Additional paid-in capital	14,704	7,298
Deferred stock compensation	(6,184)	(292)
Other comprehensive income	1,605	72
Accumulated deficit	(72,896)	(78,315)
Treasury stock, at cost (4,460,501 common shares in treasury at March 31, 2005 and December 31, 2004)	(52,252)	(52,252)
Total stockholders' deficit	(113,374)	(121,875)
Total liabilities and stockholders' deficit	$93,121	$83,633

CCC INFORMATION SERVICES GROUP INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating Activities:
Net income	$5,419	$6,207
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net (income) of ChoiceParts	(125)	(109)
Depreciation and amortization of property and equipment	1,764	1,889
Amortization of intangible assets	214	214
Deferred income tax provision	(94)	112
Restricted stock compensation, non-cash	671	11
Income tax benefit related to exercise of stock options	149	—
Other, net	13	37
Changes in:
Accounts receivable, net	(85)	(2,100)
Other current assets	(1,073)	(661)
Other assets	(209)	85
Accounts payable	(656)	1,217
Accrued expenses	(2,158)	(2,408)
Income taxes payable	2,993	2,205
Other current liabilities	—	314
Deferred revenues	1,173	590
Other liabilities	(364)	(552)
Net cash provided by operating activities	7,632	7,051
Investing Activities:
Capital expenditures	(1,499)	(2,339)
Proceeds from sale of short-term investments	—	7,004
Net cash provided by (used for) investing activities	(1,499)	4,665
Financing Activities:
Proceeds from exercise of stock options	619	1,173
Proceeds from employee stock purchase plan	97	106
Principal repayments of capital lease obligations	—	(134)
Net cash provided by financing activities	716	1,145
Net increase in cash and cash equivalents	6,849	12,861
Cash and cash equivalents:
Beginning of period	19,958	20,755
End of period	$26,807	$33,616

Supplemental Disclosure:
Cash paid:
Interest	$2,649	$42
Taxes	160	1,536